Exhibit (c)(4)
PROJECT MONTANA Presentation to the Special Committee of the Board of Directors August 10, 2011 PRELIMINARY DRAFT - SUBJECT TO CHANGE

These materials have been prepared by Evermore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of M &°F Worldwide (the “Company”). These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Table of Contents Executive Summary Summary Trading Analysis Valuation Perspectives Process Considerations Appendix Section I II III IV

Executive Summary

Source: FactSet, Company filings, M & F Worldwide Projections, Updated Case The unaffected share price reflects the MFW closing price on 6/10/11, which was the last closing price prior to the submission of the transaction proposal letter by MacAndrews & Forbes Holdings on 6/13/11 Latest four quarters (LFQ) as of Q2 2011 which closed on 6/30/2011 EBITDA adjusted to exclude asset impairment charges, gains on the extinguishment of debt, extraordinary gains, and the settlement of contingent claims Offer Price Summary Analysis ($ in millions, except for per share amounts) Executive Summary 1

Executive Summary

Preliminary Draft - Confidential

Overview of Process to Date

- **June 13** – MacAndrews & Forbes Holdings submits an unsolicited offer to acquire the remaining 57.3% of M & F Worldwide that it does not already own for $24 per share
- **June 21** – Evercore met with Special Committee
- **June 23** – Evercore is engaged by the Special Committee
- **June 28** – Evercore receives the Financing Plan and commences its due diligence investigation
- **July 6, 8** – Evercore holds meetings with M & F Worldwide Corporate Management as well as Harland Clarke and Mafco divisional Management Teams
- **July 13** – Evercore conducts an update call with the Special Committee
- **July 15** – Evercore, on behalf of the Special Committee, requests an updated financial forecast from management
- **July 22-26** – Evercore receives Updated Case for HCHC financial projections; discusses key changes to plan with HCHC management; receives preliminary Q2 2011 results for M & F Worldwide and its business lines
- **July 27** – Evercore conducts an update call with the Special Committee
- **Aug. 10** – Evercore's initial, preliminary presentation to the Special Committee

EVERCORE PARTNERS

2

Summary Trading Analysis

Summary Trading Analysis *Preliminary Draft - Confidential*

Historical M & F Worldwide Share Price Performance


$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Share Price Close
1,400
1,200
1,000
800
600
400
200
0
Volume (000s)
8/10/2009
10/30/2009
1/19/2010
4/10/2010
6/30/2010
9/19/2010
12/9/2010
2/28/2011
5/20/2011
8/9/2011
Offer Price: $24.00
11/06/09 – M & F Worldwide posts 3Q09 adjusted EPS of $1.87
2/26/10 – M & F Worldwide posts 4Q09 adjusted EPS of $1.54
7/22/10 – Scantron announces acquisition of Spectrum K12
2/7/11 – M & F Worldwide announces settlement of asbestos liability against Pneumo Abex
6/13/11 – Proposal letter submitted by MacAndrews & Forbes Holdings for $24.00 per share
5/20/11 – Deadline for lender consents
5/12/11 – Harland Clarke announces meetings with lenders on a proposed amend and extend of its term loan
5/05/10 – M & F Worldwide posts 1Q10 adjusted EPS of $1.73
12/16/10 – Scantron announces acquisition of GlobalScholar
5/04/11 – M & F Worldwide posts 1Q11 adjusted EPS of $1.32
5/27/11 – Cancellation of amend and extend process

Source: FactSet, Company filings
Note: All prices as of close

Evercore Partners

3

Implied Offer Price Premium Analysis Source: FactSet The unaffected share price reflects the closing price on 6/10/11, which was the last closing price prior to the submission of the transaction proposal letter by MacAndrews & Forbes Holdings on 6/13/11 Based on closing prices and historical periods relative to unaffected closing share price on 6/10/11, except for 52 week high and low, which are intraday prices The offer price represents a ~42% premium to the unaffected closing stock price (1) and a ~4% discount to the trailing twelve month average as of the day prior to the proposal Implied Offer Price Premium Summary Trading Analysis 4

Historical Trading Range Analysis Source: FactSet Note: Based on closing share price M & F Worldwide's share price closed above $24.00 per share on approximately 74% of the days traded during the year prior and 67% of the days traded during the two years prior to MacAndrews & Forbes Holdings' proposal Summary Trading Analysis 5 One Year Through 6/10/2011 Two Years Through 6/10/2011 Offer Price: $24.00 Offer Price: $24.00

Historical Relative Stock Performance Analysis - 2 Year Performance Source: FactSet Printing index comprises Dai Nippon, Toppan, QUAD, VPRT, DLX, TCL.A, RRD, CGX, CVO and SR Financial Solutions index comprises FIS, FISV, WKL, GPN, NCR, JKHY, DST, TEMN, EEFT, HPY, MSY and CSVI Education index comprises LRN, SMT, QNST, PRW, PSON, MHP, WPO, SCHL, RLRN, SCHS and ABCD Flavor and Fragrances index comprises GIVN, IFF, SY1, Huabao, SXT, T. Hasegawa and Takasago Summary Trading Analysis 6 6/13/11 - Offer by MacAndrews & Forbes Holdings

2-Year Historical Relative Trading Multiple - TEV/LFQ EBITDA Source: FactSet, Company filings Note: LFQ through 6/30/11. Figures adjusted for acquisitions where relevant and possible using public information. 7 Summary Trading Analysis Offer Price: 5.6x 6/13/11 - Offer by MacAndrews & Forbes Holdings

Valuation Perspectives

Summary Illustrative Valuation Analysis ($ in millions, except for per share amounts) Disclaimer: This summary of certain analyses is provided for illustrative purposes only, does not represent all of the analyses performed by Evercore and should be considered together with the information set forth elsewhere in this presentation Source: Factset, Company filings, M & F Worldwide Projections, Updated Case and Financing Case The unaffected share price reflects the MFW closing price on 6/10/11, which was the last closing price prior to the submission of the transaction proposal letter by MacAndrews & Forbes Holdings on 6/13/11 Updated Case Financing Case 8 Valuation Perpectives

Source: FactSet, Company filings, M & F Worldwide Projections, Updated Case The unaffected share price reflects the MFW closing price on 6/10/11, which was the last closing price prior to the submission of the transaction proposal letter by MacAndrews & Forbes Holdings on 6/13/11 Latest four quarters (LFQ) as of Q2 2011 which closed on 6/30/2011 EBITDA adjusted to exclude asset impairment charges, gains on the extinguishment of debt, extraordinary gains, and the settlement of contingent claims Illustrative Analysis at Various Prices ($ in millions, except for per share amounts) 9 Valuation Perpectives

Illustrative Discounted Cash Flow Analysis - Updated Case ($ in millions, except per share amounts) Total Enterprise Value Implied Perpetuity Growth Rate Total Equity Value Implied Equity Value per Share (1) Source: Factset, Company filings, M & F Worldwide Projections, Updated Case Note: Valuations as of 6/30/11 (1) Assumes net debt of $2,009mm as of 6/30/11 and 19.5mm shares outstanding 10 Valuation Perpectives

Illustrative Present Value of Future Stock Price Analysis - Updated Case Implied PV of 2013E Stock Price Implied PV of 2014E Stock Price Implied PV of 2015E Stock Price Source: M & F Worldwide Projections, Updated Case Note: Valuation as of 6/30/11 11 Valuation Perpectives

Premiums Paid Analysis 12 Valuation Perpectives All Cash Transactions Minority-led Transactions The tables below summarize the results of two data sets of premiums paid for U.S. targets All cash change-of-control transactions for U.S.-based companies with enterprise values between $100 million - $4.0 billion since January 2000 Minority-led change-of-control cash transactions for U.S. targets with a minimum transaction value of $100 million since January 2000 Source: SDC, Factset, Company filings

Process Considerations

Potential Strategic Alternatives Process Considerations 13

MacAndrews & Forbes Holdings' Illustrative Ability to Pay Implied Purchase Price per Share (Financing Case) Source: M & F Worldwide Projections, Updated Case and Financing Case 14 Implied Purchase Price per Share (Updated Case) Implied IRR (Financing Case) Implied IRR (Updated Case) Process Considerations

Financial Sponsor Illustrative Ability to Pay Implied Purchase Price per Share (Financing Case) Source: M & F Worldwide Projections, Updated Case and Financing Case Note: Assumes sponsor acquisition using leverage at 4.0x LFQ EBITDA 15 Implied Purchase Price per Share (Updated Case) Implied IRR (Financing Case) Implied IRR (Updated Case) Process Considerations

Potential Divestitures 16 Process Considerations

Potential Divestitures (cont'd) 17 Process Considerations

Illustrative HFS Divestiture 18 Process Considerations Assumes sale of Harland Financial Solutions on 12/31/11 with the net after-tax proceeds used to pay down debt Assumed tax basis of $275 million Assumes that the pro rata portion of HFS corporate and divisional expenses are able to be reduced Illustrative future MFW share price discounted to 6/30/11 at a 25% cost of equity Implied Share Price Pro Forma for Divestiture % Premium/(Discount) to $24 Offer per Share Implied Breakeven PF Multiple at $24 per Share Source: M & F Worldwide Projections, Updated Case Breakeven '12E PF Adj. Multiple

Appendix

Source: Company filings, M & F Worldwide Projections, Updated Case Adjusted financials exclude asset impairment charges, gains on the extinguishment of debt, extraordinary gains, and the settlement of contingent claims Unlevered FCF defined as after-tax EBIT + D&A - Capex - Change in NWC - Other cash outlays LFQ through 6/30/11 Financial Summary - Updated Case ($ in millions, except for per share amounts) M & F Worldwide Historical and Projected Financial Summary Financial Summary Information 19

Financial Summary - Financing Case ($ in millions, except for per share amounts) 20 M & F Worldwide Historical and Projected Financial Summary Financial Summary Information Source: Company filings, M & F Worldwide Projections, Financing Case Adjusted financials exclude asset impairment charges, gains on the extinguishment of debt, extraordinary gains, and the settlement of contingent claims Unlevered FCF defined as after-tax EBIT + D&A - Capex - Change in NWC - Other cash outlays LFQ through 6/30/11

Illustrative Discounted Cash Flow Analysis - Financing Case ($ in millions, except per share amounts) Total Enterprise Value Implied Perpetuity Growth Rate Total Equity Value Implied Equity Value per Share (1) Source: Factset, Company filings, M & F Worldwide Projetions, Financing Case Note: Valuations as of 6/30/11 Assumes net debt of $2,009mm as of 6/30/11 and 19.5mm shares outstanding 21 Valuation Perspectives

Illustrative Present Value of Future Stock Price Analysis- Financing Case Implied PV of 2013E Stock Price Implied PV of 2014E Stock Price Implied PV of 2015E Stock Price 22 Source: M & F Worldwide Projections, Financing Case Note: Valuations as of 6/30/11 Valuation Perspectives

Printing - Illustrative Valuation Metrics ($ in millions, except for per share amounts) Source: FactSet, Company filings Analysis of Publicly Traded Companies 23

Printing - Operating Metrics ($ in millions, except for per share amounts) Source: FactSet, Company filings 24 Analysis of Publicly Traded Companies

Financial Solutions - Illustrative Valuation Metrics ($ in millions, except for per share amounts) Source: FactSet, Company filings 25 Analysis of Publicly Traded Companies

Financial Solutions - Operating Metrics ($ in millions, except for per share amounts) Source: FactSet, Company filings 26 Analysis of Publicly Traded Companies

Education - Illustrative Valuation Metrics ($ in millions, except for per share amounts) Source: FactSet, Company filings 27 Analysis of Publicly Traded Companies

Education - Operating Metrics ($ in millions, except for per share amounts) Source: FactSet, Company filings 28 Analysis of Publicly Traded Companies

Flavoring and Fragrances - Illustrative Valuation Metrics ($ in millions, except for per share amounts) Source: FactSet, Company filings 29 Analysis of Publicly Traded Companies

Flavoring and Fragrances - Operating Metrics ($ in millions, except for per share amounts) Source: FactSet, Company filings 30 Analysis of Publicly Traded Companies